Exhibit 23.1

                         Independent Auditors' Consent


The Board of Directors
Celgene Corporation:

We consent to incorporation by reference in the Registration Statements (no. 333-70083, no. 33-21462, no. 33-38296, and no. 33-62510) on Form S-8 and no.
333-52963 on Form S-3 of Celgene Corporation of our report dated February 11, 1999, relating to the consolidated balance sheets of Celgene Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual report on Form 10-K of Celgene Corporation.


                                                     /s/ KPMG LLP



Short Hills, New Jersey
March 31, 1999